Exhibit 23.3

Consent of Wright, Moore, DeHart, Dupuis & Hutchinson, L.L.C.

Certified Public Accountants

To the Board of Directors and Stockholders of

NightHawk Radiology Holdings, Inc.

Couer d’Alene, Idaho

We consent to the incorporation by reference in this Registration Statement of NightHawk Radiology Holdings, Inc. on Form S-1 of our report dated July 7, 2005, appearing in the Prospectus, which is part of Registration Statement No. 333-128820 of NightHawk Radiology Holdings, Inc. on Form S-1 and to the reference to us under the heading “Experts” in such Prospectus.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/    WRIGHT, MOORE, DEHART, DUPUIS & HUTCHINSON, L.L.C.

Wright, Moore, DeHart, Dupuis & Hutchinson, L.L.C.

Lafeyette, Louisiana

February 8, 2006